As filed with the Securities and Exchange Commission on November 5, 1998 Registration No. 333-____

=============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------
                         POST-EFFECTIVE AMENDMENT NO. 1
                                       To
                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------
                            UMB FINANCIAL CORPORATION
              -----------------------------------------------------
             (Exact name of Registrant as specified in its charter)

                               Missouri 43-0903811
     --------------------------------- ------------------------------------
                (State or other jurisdiction of (I.R.S. Employer incorporation or organization Identification No.)

                                1010 Grand Avenue
                           Kansas City, Missouri 64106
                                  (816)860-7000
                  --------------------------------------------
                   (Address, including zip code, and telephone
                  number, including area code, of Registrant's
                          principal executive offices)

                   UMB PROFIT SHARING AND 401(K) SAVINGS PLAN
                              --------------------
                            (Full title of the plan)

                            Dennis R. Rilinger, Esq.
                            UMB Financial Corporation
                                1010 Grand Avenue
                           Kansas City, Missouri 64106
                     --------------------------------------
                     (Name and address of agent for service)

                                 (816) 860-7000
          ------------------------------------------------------------
          (Telephone number, including area code, of agent for service)

                                    COPY TO:
                          Victoria R. Westerhaus, Esq.
                           Shook, Hardy & Bacon L.L.P.
                         1010 Grand Boulevard, 5th Floor
                           Kansas City, Missouri 64106
                                  (816)474-6550

                            INTRODUCTORY STATEMENT

UMB Financial Corporation (the "Corporation") hereby amends its Registration Statement on Form S-8 (the "Form S-8") by filing this Post-Effective Amendment No. 1 respecting Plan interests related to the Corporation's UMB Profit Sharing and 401(k) Savings Plan (the "Plan").

Attached hereto as Exhibit 99.1 is the text of the Plan to be distributed to Plan participants.


                                     PART II

ITEM 8.  EXHIBITS

   No.

4.1* The Company's Articles of Incorporation, filed as Exhibit 3a to the Company's Form S-4 Registration Statement, filed December 24, 1992 (File No. 33-56450).

4.2* The Company's Bylaws, filed as Exhibit 3b to the Company's Form S-4 Registration Statement, filed December 24, 1992 (File No. 33-56450).

4.3* Description of Company's Common Stock in Amendment No. 1 on Form 8 to its General Form for Registration of Securities on Form 10, dated March 5, 1993 (File No. 0-4887).

4.4* UMB Profit Sharing and 401(k) Savings Plan, filed concurrently with this document.

5.1* Opinion of Shook, Hardy & Bacon L.L.P.

23.1* Consent of Shook, Hardy & Bacon L.L.P. (contained in exhibit 5.1).

23.2* Consent of Deloitte & Touche LLP.

24.* Powers of Attorney (contained on signature pages hereto).

99.1 UMB Financial Corporation's UMB Profit Sharing and 401(k) Savings Plan.




____________________
*  Previously filed

                                   SIGNATURES

Pursuant to the requirements of the Securities Act, UMB Financial Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Kansas City, State of Missouri, on November 5, 1998.

UMB FINANCIAL CORPORATION

/s/ R. Crosby Kemper
R. Crosby Kemper,
Chairman of the Board and
Chief Executive Officer


/s/ Timothy M. Connealy
Timothy M. Connealy,
Chief Financial Officer

Date:  November 5, 1998

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints R. Crosby Kemper, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Paul D. Barlett, Jr.*      Director         C.N. Hoffman III*        Director
Paul D. Barlett, Jr.                        C.N. Hoffman III

Thomas E. Beal*            Director         Alexander C. Kemper*     Director
Thomas E. Beal                              Alexander C. Kemper

H. Alan Bell*              Director         Daniel N. League, Jr.*   Director
H. Alan Bell                                Daniel N. League, Jr.

David R. Bradley, Jr.*     Director         Thomas D. Sanders*       Director
David R Bradley, Jr.                        Thomas D. Sanders

Howard R. Fricke*          Director                                  Director
Howard R. Fricke                            William J. McKenna

Newton A. Campbell*        Director                                  Director
Newton A. Campbell                          Roy E. Mayes

William Terry Fuldner*     Director                                  Director
William Terry Fuldner                       John H. Mize, Jr.

Jack T. Gentry*            Director                                  Director
Jack T. Gentry                              Mary Lynn Oliver

Peter J. Genovese*         Director         W.L. Orschlen*           Director
Peter J. Genovese                           W.L. Orschlen

Robert W. Plaster*         Director                                  Director
Robert W. Plaster                           Herman R. Sutherland

Alan W. Rolley*            Director         E. Jack Webster, Jr.*    Director
Alan W. Rolley                              E. Jack Webster, Jr.

                           Director         John E. Williams*        Director
Joseph F. Ruysser                           John E. Williams


*/s/ R. Crosby Kemper
R. Crosby Kemper
Attorney-in-Fact for each Director



Date: November 5, 1998

The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other person who administers the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Kansas City, State of Missouri, on November 5, 1998.

                   UMB PROFIT SHARING AND 401(k) SAVINGS PLAN


/s/ James W. Rawlings
James W. Rawlings,
Chairman of the Administrative
Committee for the Plan

                            UMB FINANCIAL CORPORATION

                                    FORM S-8

                                  EXHIBIT INDEX
                                 --------------

                                                                   Sequential
No.    Description                                                 Page Number
---    ---------                                                   -----------

4.1* The Company's Articles of Incorporation, filed as Exhibit 3a to the Company's Form S-4 Registration Statement, filed December 24, 1992 (File No. 33-56450).

4.2* The Company's Bylaws, filed as Exhibit 3b to the Company's Form S-4 Registration Statement, filed December 24, 1992 (File No. 33-56450).

4.3* Description of Company's Common Stock in Amendment No. 1 on Form 8 to its General Form for Registration of Securities on Form 10, dated March 5, 1993 (File No. 0-4887).

4.4* UMB Profit Sharing and 401(k) Savings Plan, filed concurrently with this document.

5.1*     Opinion of Shook, Hardy & Bacon L.L.P.

23.1*    Consent of Shook, Hardy & Bacon L.L.P. (contained in exhibit 5.1).

23.2*    Consent of Deloitte & Touche LLP.

24.*     Powers of Attorney (contained on signature pages hereto).

99.1 UMB Financial Corporation's UMB Profit Sharing and
     401(k) Savings Plan.





-------------------
 * Previously Filed

                                  EXHIBIT 99.1

                                                                November 5, 1998


                            NOTICE TO UMB ASSOCIATES
                IN THE UMB PROFIT SHARING AND 401(k) SAVINGS PLAN


Dear UMB Associate:

Earlier this month those of you who are participants in the UMB Retirement Plan (the "Former Retirement Plan") received a notice regarding the termination of the Former Retirement Plan. That notice outlined the two distribution options for your benefit from the Former Retirement Plan: (i) to have your benefit transferred to the UMB Profit Sharing and 401(k) Savings Plan (the "401(k)
Plan"), or (ii) to have your benefit paid to you at retirement through an annuity contract purchased from an insurance company.

This followup notice discusses the options available to you if you choose to transfer your benefit to the 401(k) Plan. This notice also discusses a new investment option which invests in Common Stock of UMB Financial Corporation which will be available for all Participants in the 401(k) Plan on December 31, 1998. A special election under the 401(k) Plan enables you to direct the investment of all or a portion of your account balance in the Former Retirement Plan into one of eight alternative investment funds in the 401(k) Plan (the "Transfer"). In conjunction with the Transfer, UMB Financial Company (the "Company") has established the UMB Financial Corporation Fund (the "Employer Stock Fund"), which invests primarily in the Company's common stock, par value $1.00 per share (the "Common Stock"), as an additional investment option under the 401(k) Plan.

After the Transfer, and in accordance with the terms of the 401(k) Plan, you may elect to have other proceeds under the 401(k) Plan credited to the Employer Stock Fund. The attached Prospectus Supplement has been prepared and distributed to you so that you can make an informed decision regarding your opportunity to invest all or a portion of your account balance in the Former Retirement Plan and in the 401(k) Plan in the Employer Stock Fund under the 401(k) Plan. The Prospectus Supplement provided by the Company is intended to supplement the 401(k) Plan informational brochure, Summary Plan Description, the Company's Annual Reports, and various other correspondence and newsletters provided to you regarding the 401(k) Plan (collectively, the "Prospectus").

The other  funds in the 401(k)  Plan  selected  by the  Benefits  Administrative
Committee of the 401(k) Plan in which you may invest your proceeds from the Former Retirement Plan and proceeds already in the 401(k) Plan include: A. Balanced Fund (Pooled Equity/Pooled Debt), B. Pooled Income Fund, C. Pooled Equity Fund, D. Pooled Debt Fund, E. UMB Scout Regional Fund (Note: your election may not exceed 50%), F. UMB Scout Worldwide Fund, and G. UMB Scout Capital Preservation Fund.

The 401(k) Plan's feature which allows participants the opportunity to direct the investment of their account balances from the Former Retirement Plan and monies already in their 401(k) Plan account is intended to satisfy the requirements of Section 404(c) of the Employee Retirement Income Security Act of 1974 ("ERISA"). The effect of this is two-fold. First, you will not be deemed a "fiduciary" by virtue of your exercise of investment discretion. Second, no person who otherwise is a fiduciary (for example, the employer, the 401(k) Plan administrator, or the 401(k) Plan's trustee) is liable under the fiduciary responsibility provision of ERISA for any loss which results from your exercise of control over the assets in your 401(k) Plan account.

Because you will be entitled to invest all or a portion of your account balance from the Former Retirement Plan and from the 401(k) Plan in the Employer Stock Fund that will be invested in Common Stock, the regulations under Section 404(c) of ERISA require that the 401(k) Plan establish procedures that ensure the confidentiality of your decision to purchase, hold, or sell employer securities, except to the extent that disclosure of such information is necessary to comply with federal or state laws not preempted by ERISA. These regulations also require that your exercise of voting and similar rights with respect to the Employer Stock Fund be conducted pursuant to procedures that ensure the confidentiality of your exercise of these rights. Accordingly, the Benefits Administrative Committee designates Don Bridgforth, Assistant Director of Human Resources, and Dena Cox, Human Resources Officer, as the persons to whom your investment instructions should be returned. Each of Mr. Bridgforth and Ms. Cox will transfer your investment instructions directly to Gail Pomperien, Trust Officer for the Employer Stock Fund during the Transfer.





                            UMB Financial Corporation

Prospectus Supplement

                            UMB FINANCIAL CORPORATION
                     PROFIT SHARING AND 401(k) SAVINGS PLAN

This Prospectus Supplement is being provided to participants (the "Participants") in the UMB Profit Sharing and 401(k) Savings Plan (the "401(k) Plan") and the UMB Retirement Plan (the "Former Retirement Plan"). As a Participant, you may direct the trustee of the 401(k) Plan to purchase common stock, par value $1.00 per share (the "Common Stock"), of UMB Financial
Corporation (the "Company") through the UMB Financial Corporation Fund (the "Employer Stock Fund") with benefit amounts allocated to your account under the Former Retirement Plan and under the 401(k) Plan. Because the Employer Stock Fund actually purchases the Common Stock, you would acquire only a "participation interest" in the Employer Stock Fund and would not own the shares of Common Stock directly. This Prospectus Supplement relates to your election to direct that all or a portion of your account under the Former Retirement Plan and/or under the 401(k) Plan be invested in the Employer Stock Fund in the 401(k) Plan.

This Prospectus Supplement provided by the Company is intended to supplement the informational brochure, Summary Plan Description, the Company's annual reports, and various other correspondence and newsletters previously provided to you regarding the 401(k) Plan (collectively, the "Prospectus"). This Prospectus Supplement, which provides information with respect to the Former Retirement Plan and the 401(k) Plan, should be read only in conjunction with the Prospectus.
                              ____________________

FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY EACH PARTICIPANT AS TO AN INVESTMENT IN THE COMMON STOCK THROUGH THE EMPLOYER STOCK FUND, SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THIS PROSPECTUS SUPPLEMENT.
                             _____________________

THE INTERESTS IN THE 401(k) PLAN AND THE OFFERING OF THE COMMON STOCK THROUGH THE EMPLOYER STOCK FUND HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE OFFICE OF COMPTROLLER OF THE CURRENCY, THE SECURITIES AND EXCHANGE COMMISSION, OR ANY OTHER FEDERAL OR STATE AGENCY.

NO OFFICE, CORPORATION, COMMISSION, BUREAU OR OTHER AGENCY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE PARTICIPATION INTERESTS OFFERED HEREBY ARE NOT (1) SAVINGS ACCOUNTS OR DEPOSITS; (2) FEDERALLY INSURED OR GUARANTEED, OR (3) GUARANTEED BY THE COMPANY OR THROUGH THE EMPLOYER STOCK FUND. THE 401(k) PLAN'S ENTIRE INVESTMENT IN COMMON STOCK THROUGH THE EMPLOYER STOCK FUND IS SUBJECT TO LOSS.

         The date of this Prospectus Supplement is November 5, 1998.

                                TABLE OF CONTENTS


                                                                          Page

PROSPECTUS SUPPLEMENT.........................................              1


THE OFFERING..................................................              4
         Securities Offered.......................................          4
         Election to Purchase Common Stock in the Transfer;
                  Priorities..........................................      4
         Method of Directing Transfer.............................          4
         Time for Directing Transfer..............................          5
         Irrevocability of Transfer Direction.....................          5
         Direction to Purchase Common Stock After the Transfer....          5
         Purchase and Sale Price of Common Stock for the
                  Employer Stock Fund.................................      6
         Nature of a Participant's Interest in the Common Stock...          7
         Voting Rights of Common Stock............................          7
         Certain Risk Factors Regarding the Common Stock..........          7
         Safe Harbor Statement....................................         10

SUMMARY DESCRIPTION OF THE 401(k) PLAN........................             11
         Introduction.............................................         11
         Employee Retirement Income Security Act..................         11
         Reference to Full Text of 401(k) Plan....................         11
         Eligibility and Participation............................         12
         Contributions Under the 401(k) Plan......................         12
         Limitations on Contributions.............................         13
         Investment of Contributions and Account Balances.........         15
         Fund Performance.........................................         15
         Net Investment Performance for Periods Ended
                  September 30, 1998..................................     16

BALANCED FUND.................................................             16

POOLED INCOME FUND............................................             16

POOLED EQUITY FUND............................................             16

POOLED DEBT FUND..............................................             16

UMB SCOUT REGIONAL FUND.......................................             17

UMB SCOUT WORLDWIDE FUND......................................             17

                               TABLE OF CONTENTS                          Page

UMB SCOUT CAPITAL PRESERVATION FUND...........................             17

UMB FINANCIAL CORPORATION FUND................................             17
         Benefits Under the 401(k) Plan...........................         18
         Withdrawals and Distributions From the 401(k) Plan.......         18
         Distribution in Kind.....................................         19
         Administration of the 401(k) Plan........................         19
         Reports to 401(k) Plan Participants......................         19
         401(k) Plan Administrator................................         20
         Amendment and Termination................................         20
         Merger, Consolidation or Transfer........................         20
         Federal Income Tax Consequences..........................         21
         ERISA and Other Qualifications...........................         24
         SEC Reporting and Short-Swing Profit Liability...........         25
         Financial Information Regarding 401(k) Plan Assets.......         25
         Additional Information...................................         26

                                  THE OFFERING

Securities Offered

The securities offered hereby are participation interests in the 401(k) Plan. The Common Stock to be acquired by the 401(k) Plan will be held in the Employer Stock Fund. The Company is the issuer of the Common Stock. Only employees of the Company or its subsidiaries may become Participants in the 401(k) Plan. Information regarding the 401(k) Plan's Employer Stock Fund is contained in this Prospectus Supplement and information regarding the financial condition, results of operation and business of the Company is contained in the Prospectus materials previously distributed to Participants which are intended to, when taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended. The address of the principal executive office of the Company is 1010 Grand Boulevard, Kansas City, Missouri 64106. The Company's telephone number is (816) 860-7000.

Election to Purchase Common Stock in the Transfer; Priorities

A special election under the 401(k) Plan will enable you to direct the investment of your account balance in the Former Retirement Plan into one of eight alternative investment funds, including the Employer Stock Fund, in the 401(k) Plan (the "Transfer"). The 401(k) Plan also permits each Participant to direct the investment of his or her 401(k) Plan current account balance among eight investment alternatives, including the Employer Stock Fund. The Trustee of the 401(k) Plan will purchase Common Stock in accordance with each Participant's directions, as received through the 401(k) Plan Transfer. If a Participant fails to direct the investment of his or her account balance from the Former
Retirement Plan to the 401(k) Plan, the Participant's transferred account balance will be invested in the investment funds of the 401(k) Plan as previously directed by the Participant. If a Participant has never made an investment election, the Participant's account balance will be invested in the Balanced Fund.

Method of Directing Transfer

Each Participant will receive a form (the "Transfer Form") that allows the Participant to direct that all or a portion of his or her beneficial interest in the Former Retirement Plan be transferred to one or more of the funds available under the 401(k) Plan, including the Employer Stock Fund. If a Participant wishes to invest all or part of his or her beneficial interest in the assets of the Former Retirement Plan in the purchase of interests in the Employer Stock Fund or other funds available under the 401(k) Plan, he or she should indicate that decision on the Transfer Form. The Transfer Form relates only to the transfer of proceeds from the Former Retirement Plan to the 401(k) Plan. This election will NOT apply to the Participant's existing election under the 401(k) Plan or to any future contributions to the 401(k) Plan. Any such direction of proceeds already in the 401(k) Plan, including investment in the Employer Stock Fund, must be made in accordance with the terms of the 401(k) Plan, as described below.

Time for Directing Transfer

Directions to transfer amounts to the Employer Stock Fund and other funds available under the 401(k) Plan from the Former Retirement Plan must be returned to the Human Resources Department at the Company in Kansas City, Missouri, no later than 5 p.m. on November 9, 1998.

Irrevocability of Transfer Direction

After the distribution of this Prospectus Supplement, a Participant's direction to transfer amounts credited to such Participant's Former Retirement Plan account to the Employer Stock Fund and/or other funds available under the 401(k) Plan is irrevocable. Participants, however, will be able to direct the investment of their existing accounts and future contributions under the 401(k) Plan, as explained below.

Direction to Purchase Common Stock After the Transfer

After the Transfer, a Participant will continue to be able to direct that a certain percentage of his or her interest in the 401(k) Plan be transferred (i) to the Employer Stock Fund and invested in Common Stock, or (ii) to the other investment funds available under the 401(k) Plan. The other investment funds available under the 401(k) Plan are:

-- Balance Fund (Pooled Equity/Pooled Debt)
-- Pooled Income Fund
-- Pooled Equity Fund
-- Pooled Debt Fund
-- UMB Scout Regional Fund (Election may not exceed 50%)
-- UMB Scout Worldwide Fund
-- UMB Scout Capital Preservation Fund

(Such funds, together with the Employer Stock Fund, collectively are referred to herein as the "401(k) Plan Funds"). Participants are permitted to direct that future contributions made to the 401(k) Plan by or on their behalf will be invested among any of the 401(k) Plan Funds. The allocation of a Participant's interest in a Plan Fund may be changed not more often than once per month, as noted herein. Please note that the election to invest in the 401(k) Plan Funds during the Transfer will not be considered to be the Participant's monthly allocation election, and that special restrictions may apply to transfers directed to and from the Employer Stock Fund by those Participants who are officers, directors and principal shareholders of the Company who are subject to the provisions of Section 16(b) of the Securities and Exchange Act of 1934, as amended (the "1934 Act"). Please contact the Company's Human Resources Department in Kansas City for additional information.

Purchase and Sale Price of Common Stock for the Employer Stock Fund

The proceeds transferred to the Employer Stock Fund for the purchase of Common Stock in connection with the Transfer will be used by the Employer Stock Fund Trustee to purchase shares of Common Stock. The Employer Stock Fund Trustee intends to purchase shares of Common Stock in one or more private transactions, involving either the Company and/or the ESOP of UMB, which are parties in interest to the 401(k) Plan. After the Transfer, the Employer Stock Fund Trustee also may purchase shares of Common Stock on the open market or from shares held in the Employer Stock Fund. If purchased from a party in interest, the price paid for such shares of Common Stock will be the average of the closing bid and ask price, as reported by the NASDAQ system, on the date of the purchase by the Employer Stock Fund Trustee.

In any case (whether acquired on the open market, from a party in interest or from the Employer Stock Fund), the shares of Common Stock to be purchased may be acquired in more than one transaction, in which case the shares of Common Stock will be deemed to be acquired at the average purchase price of the shares of Common Stock during the investment period. The prices paid by the Employer Stock Fund Trustee for shares of Common Stock will not exceed "adequate consideration" as defined in Section 3(18) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

The shares of Common Stock held by the Employer Stock Fund may be sold on the open market or may be sold in a private transaction, which may involve a party in interest to the 401(k) Plan, including the Company or the ESOP of UMB. After the Transfer, participation interests in shares of Common Stock also may be transferred to the accounts of other Participants who elect at that time to have a portion of their 401(k) Plan account balances invested in the Employer Stock Fund.

If sold to a party in interest, the price received by the Participant for his or her participation interest in such shares of Common Stock through the Employer Stock Fund will be the average of the closing bid and ask price, as reported by NASDAQ system on the date of sale by the Employer Stock Fund Trustee. In any case (whether the shares are sold on the open market, to a party in interest or through participation interests to another Participant), the shares to be sold may be sold in more than one transaction by the Employer Stock Fund Trustee, in which case the shares will be considered sold at the average price of the shares sold for that investment period. The prices received by the Employer Stock Fund Trustee for the shares of Common Stock will not be less than "adequate consideration" as defined in Section 3(18) of ERISA.

Nature of a Participant's Interest in the Common Stock

The Common Stock will be held in the name of the Employer Stock Fund Trustee. A participation interest in shares of Common Stock acquired at the direction of a Participant will be allocated to the Participant's account under the 401(k)
Plan. Therefore, earnings with respect to a Participant's account should not be affected by the investment designations (including investments in Common Stock) of other Participants.

Voting Rights of Common Stock

The Employer Stock Fund Trustee generally will exercise voting rights attributable to all Common Stock held by the Employer Stock Fund as directed by Participants with participation interests in the Employer Stock Fund. With respect to each matter as to which holders of Common Stock have a right to vote, each Participant will be allocated voting instruction rights reflecting such Participant's proportionate interest in the Employer Stock Fund. The number of shares of Common Stock held in the Employer Stock Fund that are voted in the affirmative and negative on each matter shall be proportionate to the number of voting instruction rights exercised by Participants in the affirmative and negative respectively. Any unallocated shares of Common Stock will be voted by the Employer Stock Fund Trustee in its discretion.

Certain Risk Factors Regarding the Common Stock

In addition to the other information in the Prospectus, you should carefully consider the following risk factors in evaluating an investment in the Common Stock through the Employer Stock Fund.

Competition. The banking industry is highly competitive. Numerous commercial banks and savings institutions have branches in the immediate vicinity of the Company's branches. The Company's primary competitors include savings institutions, commercial banks, mortgage banking companies, mortgage brokers, nonbanking financial institutions and financial service companies. Trends toward the consolidation of the financial institutions industry and removal of restrictions on interstate banking and branching may make it more difficult for the Company to compete effectively with large national banking institutions. Proposed legislation that will allow the control or ownership of banks by organizations engaged in other lines of business may allow other entities into the banking industry. Such competition may have an adverse effect on the Company's growth and profitability in the future.

Impact of Future Sales. No prediction can be made as to the effect, if any, that future sales of shares of Common Stock, or the availability of such shares for future sale, will have on the market price of the Common Stock prevailing from time to time.

Possible Effect of Economic Developments. Interest rate fluctuations, economic recession and customers' business cycles are economic factors over which the Company has little or no control. Economic recession or a downturn in customers' business cycles could have a materially adverse effect on the Company's operating results and the price of the Common Stock.

Diversification. An investment in the Employer Stock Fund is not diversified, as investments are only in Common Stock of the Company. In addition, the Participant should consider his or her interest in the ESOP of UMB, which also is invested in Common Stock of the Company.

"Year 2000" Readiness. The Year 2000 readiness issue is the result of computer programs that have been coded to define a year using two digits rather than four. For example, a substantial number of programs have date sensitive coding which may recognize a date using "00" as 1900 rather than 2000. This could result in system failures or miscalculations causing disruptions to the Company's operations.

The Company has been actively working on this issue since 1996. A plan was developed in which Year 2000 issues are divided into two areas - those involving mission critical functions and those involving non-critical functions. Within these two areas, applications were further divided into those over which the Company had control and those which were controlled by outside vendors.

A five-step plan was then developed involving 1) inventory, 2) solution planning, 3) renovation, 4) testing, and 5) implementation. The approximate percentage of each type of mission critical application for which the Company has completed the respective step of the five-step plan is set forth below:

                                   Company-Controlled         Vendor-Controlled
                                    Mission Critical          Mission Critical

         Inventory                          99%                        99%
         Solution Planning                  99%                        99%
         Renovation                         99%                        83%
         Testing                            99%                        81%
         Implementation                     90%                        77%

The Company also has made significant steps toward assessing its hardware and is making substantial progress toward replacing necessary equipment. All mainframe and mid-range systems are in place, and an inventory of personal computers is under way. The Company's five-step plan also applies to all identified non-information technology assets such as equipment containing embedded chips.

The Company estimates that the total cost of its Year 2000 project will be approximately $24 million dollars. Of this amount, $10 million was spent in 1997; approximately $12 million will be spent in 1998, and the remaining $2 million is projected for 1999. While these numbers are substantial, they include the cost of a significant number of system replacements that would have been required in the near future regardless of the Year 2000 issue. These costs are being funded through operating cash flows. Financial institutions are heavily dependent on technology, and the cost of Year 2000 efforts should be viewed in its context as a significant portion of the Company's annual Information Technology budget.

The Company has in place a program to investigate and quantify the Year 2000 issues arising from its relationships with third parties such as borrowers, vendors, counterparties, issuers of debt and equity securities in which the trust department of its subsidiary banks may invest, and service providers (e.g. the federal reserve system, telecommunications providers and electric utilities). Interfaces and connectivity with these parties and systems also present significant issues.

A failure of counterparties, significant suppliers, customers with substantial relationships, or failures in the payment system could have a substantial negative impact on the Company. In addition, the Company could face significant disruptions of business and financial losses if there were failures of telecommunications systems, utility systems, security clearing systems or other elements of the financial industry infrastructure.

All of the foregoing is based on management's current assessment of the situation using information available to it. Other factors that might cause material changes include, but are not limited to, the loss of key personnel and the ability to respond to unforeseen complications. Because the Company's remediation process is not complete and due to the reliance on business partners, vendors, customers, utilities, telecommunications providers and others, the outcome of Year 2000 readiness is uncertain and such issues may have a material adverse effect on the Company's future financial condition and future operating results. At this point it is impossible to assess a "worst case" scenario.

The Company continues to develop contingency plans to cover failures due to Year 2000 issues relating to its operations, physical locations, products, suppliers, public infrastructure and customers. Contingency planning is expected to be substantially complete by year end.

Safe Harbor Statement

Certain of the statements contained in this Prospectus Supplement, including, without limitation, statements as to management expectations and beliefs presented above, are forward-looking statements. Forward-looking statements are made based upon management's expectations and belief concerning future developments and their potential effect upon the Company. There can be no assurance that future developments will be in accordance with management's expectations or that the effect of future developments on the Company will be those anticipated by management.

The Company wishes to caution readers that the assumptions which form the basis for forward-looking statements with respect to or that may impact earnings on the Common Stock include many factors that are beyond the Company's ability to control or estimate precisely. These risks and uncertainties include, but are not limited to, the impact of competition in the banking and financial services industry; changes in the pricing of the services of the Company or its competitors; the loss of a significant customer or supplier; disruptions in operations due to failures of telecommunications systems, utility systems, security clearing systems, or other elements of the financial industry infrastructure; the unanticipated costs and disruption in operations due to Year 2000 non-compliance; the costs and other effects of complying with regulatory requirements; the cost and other effects of legal and administrative cases and proceedings, settlements and investigations; and changes in U.S. or international economic or political conditions, such as inflation or fluctuations in interest or foreign exchange rates.

While the Company periodically reassesses material trends and uncertainties affecting the Company's results of operations and financial condition in connection with its preparation of management's discussion and analysis contained in its annual and quarterly reports, the Company does not intend to review or revise any particular forward-looking statement referenced herein in light of future events.

SUMMARY DESCRIPTION OF THE 401(k) PLAN

Introduction

The 401(k) Plan is a profit sharing plan with a cash or deferred compensation feature established in accordance with the requirements under Section 401(a) and
Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). The 401(k) Plan is qualified under Section 401(a) of the Code, and its related trust is qualified under Section 501(a) of the Code.

The Company intends that the 401(k) Plan, in operation, will comply with the requirements under Section 401(a) and Section 401(k) of the Code. The Company will adopt any amendments to the 401(k) Plan that may be necessary to ensure the qualified status of the 401(k) Plan under the Code and applicable Treasury Regulations.

Employee Retirement Income Security Act

The 401(k) Plan is an "individual account plan" other than a "money purchase pension plan" within the meaning of ERISA. As such, the 401(k) Plan is subject to all of the provisions of Title I (Protection of Employee Benefit Rights) and Title II (Amendments to the Internal Revenue Code Relating to Retirement Plans) of ERISA, except the funding requirements contained in Part 3 of Title I of ERISA which by their terms do not apply to an individual account plan (other than a money purchase plan). The 401(k) Plan is not subject to Title IV (Plan Termination Insurance) of ERISA. The funding requirements contained in Title IV of ERISA are not applicable to Participants (as defined below) or beneficiaries under the 401(k) Plan.

Reference to Full Text of 401(k) Plan

The following statements are summaries of certain provisions of the 401(k) Plan. They are not complete and are qualified in their entirety by the full text of the 401(k) Plan. Words capitalized but not defined in the following discussion have the same meaning as set forth in the 401(k) Plan. Copies of the 401(k) Plan are available to all employees by filing a request with the 401(k) Plan Administrative Committee, c/o UMB Financial Corporation, Attention: Don Bridgforth. Each employee is urged to read carefully the full text of the 401(k) Plan.

Eligibility and Participation

Any employee of the Company who normally works in a benefits eligible classification is eligible to participate in the salary deferral portion of the 401(k) Plan on the first day of any calendar month following commencement of employment. The plan year is January 1 to December 31 (the "Plan Year"). All other employees may participate in the salary deferral portion of the 401(k) Plan and in the profit-sharing portion of the 401(k) Plan as of January 1 or July 1 following one Year of Service.

Contributions Under the 401(k) Plan

Salary Deferrals. Each Participant in the 401(k) Plan is permitted to elect to defer such Participant's compensation (as defined below) on a pre-tax basis up to the lesser of 15% of annual Compensation (expressed in terms of whole percentages or dollar amounts) or the applicable limit under the Code (for 1998 and 1999, the applicable limit is $10,000) and subject to certain other restrictions imposed by the Code, and to have that amount contributed to the 401(k) Plan on such Participant's behalf. For purposes of the 401(k) Plan,
"Compensation" means, generally, a Participant's wages, salaries, and other amounts received for services actually rendered in the course of employment with the Company and shall include all overtime payments, production and accuracy bonuses to proof machine operators, amounts redirected pursuant to a cafeteria plan under Section 125 of the Code, including any flex dollar plan or flexible benefits plan, or a qualified transportation plan under Section 132(f) of the Code, amounts deferred pursuant to a salary deferral agreement in accordance with Section 401(k) of the Code, and with respect to any Participant who, in accordance with the terms of the Participant's employment arrangement customarily receives a substantial portion of the Participant's earnings in the form of special bonuses or commissions, all such special bonuses or commissions. A Participant may elect to modify the amount contributed to the 401(k) Plan by providing written notice to the 401(k) Plan Administrator prior to the first day of any payroll period. However, special restrictions apply to persons subject to
Section 16 of the 1934 Act.

Matching Contributions. The Company may make matching contributions to the 401(k) Plan. Currently, the match equals 50% of the Participant's salary deferral up to 4% of compensation, for a total matching contribution of 2% of compensation. The matching contribution may be changed or eliminated by the Company at any time.

Limitations on Contributions

Limitation on Employee Salary Deferrals. The annual amount of deferred Compensation of a Participant (when aggregated with any elective deferrals of the Participant under a simplified employee pension plan or a tax-deferred annuity) may not exceed the limitation contained in Section 402(g) of the Code, adjusted for increases in the cost of living as permitted by the Code (the limitation for 1998 and 1999 is $10,000). Contributions in excess of this limitation ("excess deferrals") will be included in the Participant's gross income for federal income tax purposes in the year they are made. In addition, any such excess deferral will again be subject to federal income tax when distributed by the 401(k) Plan to the Participant, unless the excess deferral

(together with any income allocable thereto) is distributed to the Participant not later than the first April 15th following the close of the taxable year in which the excess deferral is made. Any income on the excess deferral that is distributed not later than such date shall be treated, for federal income tax purposes, as earned and received by the Participant in the taxable year in which the distribution is made.

Limitations on Annual Additions and Benefits. Pursuant to the requirements of the Code, the 401(k) Plan provides that the amount of contributions and forfeitures allocated to each Participant's account during any Plan Year may not exceed the lesser of $30,000 or 25% of the Participant's Compensation for the Plan Year. In addition, annual additions are limited to the extent necessary to prevent contributions on behalf of any employee from exceeding the employee's combined plan limit, i.e., a limit that takes into account the contributions and benefits made on behalf of an employee to all plans of the Company.

Limitation on 401(k) Plan Contributions for Highly Compensated Employees. Sections 401(k) and 401(m) of the Code limit the amount of salary deferral contributions and matching contributions that may be made to the 401(k) Plan in any Plan Year on behalf of Highly Compensated Employees (defined below) in relation to the amount of salary deferral contributions made by or on behalf of all other employees eligible to participate in the 401(k) Plan. Specifically, the "actual deferral percentage" ("ADP") (i.e., the average of the actual deferral ratios, expressed as a percentage, of each Eligible Employee's salary deferral contribution if any, for the Plan Year over the employee's Compensation), of the Highly Compensated Employees must meet either of the following tests: (i) the ADP of the eligible Highly Compensated Employees is not more than 125% of the ADP of all other Eligible Employees, or (ii) the ADP of the eligible Highly Compensated Employees is not more than 200% of the ADP of all other Eligible Employees, and the excess of the ADP for the eligible Highly Compensated Employees over the ADP of all other Eligible Employees is not more than two percentage points. Similarly, the actual contribution percentage ("ACP") (i.e., the average of the actual contribution ratios, expressed as a percentage, of each Eligible Employee's matching contributions, if any, for the Plan Year over the employee's Compensation) of the Highly Compensated Employees must meet either of the following tests: (i) the ACP of the eligible Highly Compensated Employees is not more than 125% of the ACP of all other Eligible Employees, or (ii) the ACP of the eligible Highly Compensated Employees is not more than 200% of the ACP of all other Eligible Employees, and the excess of the ACP for the eligible Highly Compensated Employees over the ACP of all other employees is not more than two percentage points.

In general, for Plan Years beginning in 1998, a Highly Compensated Employee includes any employee, who, (1) during the Plan Year or the preceding Plan Year, was at any time a 5% owner (i.e., owns directly or indirectly more than 5% of the stock of an employer, or stock possessing more than 5% of the total combined voting power of all stock of an employer), or (2) for the preceding Plan Year, received Compensation from an employer in excess of $80,000 (in 1998), and (if the employer elects for a Plan Year) was in the group consisting of the top 20% of employees when ranked on the basis of Compensation paid during the Plan Year. The dollar amounts set forth above are adjusted annually to reflect increases in the cost of living.

In order to prevent the disqualification of the 401(k) Plan, any amounts contributed by Highly Compensated Employees that exceed the ADP limitation in any Plan Year ("excess aggregate contributions"), together with any income allocable thereto, must be distributed to such

Highly Compensated Employees before the close of the following Plan Year. Moreover, the Company will be subject to a 10% excise tax on any excess contributions unless such excess contributions, together with any income allocable thereto, either are re-characterized or are distributed before the close of the first 2-1/2 months following the Plan Year to which such excess contributions relate. In addition, in order to avoid disqualification of the 401(k) Plan, any after-tax contributions by Highly Compensated Employees and matching contributions that exceed the average contribution limitation in any Plan Year ("excess aggregate contributions") together with any income allocable thereto, must be distributed to such Highly Compensated Employees and before the close of the following Plan Year. However, the 10% excise tax will be imposed on the Company with respect to any excess aggregate contributions, unless such amounts, plus any income allocable thereto, are distributed within 2-1/2 months following the close of the Plan Year in which they accrued.



Investment of Contributions and Account Balances

All amounts credited to Participants' accounts under the 401(k) Plan are held in the Plan Trust (the "Trust") which is held by the 401(k) Plan Trustee appointed by the Company's Board of Directors.

Prior to the Transfer, Participants have been provided the opportunity to direct the investment of their accounts into one or more of the following 401(k) Plan
Funds:

A. Balanced Fund (Pooled Equity/Pooled Debt)
B. Pooled Income Fund
C. Pooled Equity Fund
D. Pooled Debt Fund
E. UMB Scout Regional Fund (Election may not exceed 50%)
F. UMB Scout Worldwide Fund
G. UMB Scout Capital Preservation Fund

The 401(k) Plan now provides that in addition to the funds specified above, a Participant may direct the Trustee to invest all or a portion of the Participant's account in the Employer Stock Fund. A Participant may elect to have both past contributions (and earnings), and future contributions to the Participant's accounts invested in either the Employer Stock Fund or among the 401(k) Plan Funds listed above. Changes in investment elections may be made monthly by completion and submission of an investment election change form to the Human Resources Department in Kansas City by the second to last day of the month preceding the month in which the election is to take effect. Any amounts credited to a Participant's accounts for which investment directions are not given will be invested in the Balanced Fund.

The net gain (or loss) of the 401(k) Plan Funds from investments (including interest payments, dividends, realized and unrealized gains and losses on securities, and expenses paid from the Trust) will be allocated monthly. For purposes of such allocations, all assets of the Trust are valued at fair market value.

Fund Performance

Prior to the Transaction, contributions under the 401(k) Plan have been invested in the seven funds specified above. The following table provides performance data with respect to the investment funds available under the 401(k) Plan, based on information provided to the Company.

Net Investment Performance for Periods Ended September 30, 1998

====================================================================================================================================

                                                 Performance of Investment Options
====================================================================================================================================

                                                   Latest Month      Latest     Year to Date     1 Year       5 Year       10 Year
UMB Profit Sharing and 401(k) Savings Plan          (8/31/98 to     Quarter     (12/31/97 to    (9/30/97     (9/30/93    (9/30/98 to
For Periods Ended September 30, 1998                 9/30/98)     (6/30/98 to     9/30/98)     to 9/30/98)  to 9/30/98)   9/30/98)
                                                                    9/30/98)
-------------------------------------------------- -------------- ------------- -------------- ------------ ------------ -----------
Fund A: Balanced Fund (Pooled Equity/Pooled Debt)          4.20%        -0.52%          3.39%        4.99%        9.46%       10.50%
   S&P 500 & Lehman Bros. Gov't/Corp.                      4.46%        -2.62%          7.59%       10.34%       13.28%       13.05%
   Intermediate3                                           4.32%        -5.79%          3.16%        4.66%       11.59%       12.28%
   Lipper Balanced Fund Index3                             0.12%         0.37%          1.43%        1.49%        2.43%        3.17%
   Consumer Price Index
-------------------------------------------------- -------------- ------------- -------------- ------------ ------------ -----------
Fund B: Pooled Income                                      0.52%         1.53%          4.43%        5.93%        5.47%        6.00%
   90-Day Treasury Bills                                   0.41%         1.26%          3.87%        5.22%        5.03%        5.52%
   Lipper Money Market Fund Index3                         0.42%         1.28%          3.85%        5.19%        4.79%        5.41%
-------------------------------------------------- -------------- ------------- -------------- ------------ ------------ -----------
Fund C: Pooled Equity                                      6.25%        -6.53%         -2.78%       -2.06%       11.51%       11.61%
   S&P 5003                                                6.41%        -9.95%          6.00%        9.05%       19.91%       17.28%
   Lipper Growth Fund Index3                               6.67%       -11.41%          2.39%        3.07%       15.52%       15.01%
-------------------------------------------------- -------------- ------------- -------------- ------------ ------------ -----------
Fund D: Pooled Debt                                        2.94%         5.16%          9.14%       11.83%        6.91%        8.92%
   Lehman Bros. Gov't/Corp. Intermediate3                  2.51%         4.49%          8.12%       10.43%        6.57%        8.55%
   Lipper Intermediate Investment Grade Fund               2.23%         3.82%          7.62%       10.14%        6.41%          N.A
   Index3
-------------------------------------------------- -------------- ------------- -------------- ------------ ------------ -----------
Fund E: UMB Scout7 WorldWide Fund (UMBHX)1                 3.93%       -13.72%        -11.47%      -12.29%        8.75%        7.00%
   Value Line Composite3                                   6.54%       -17.80%        -13.42%      -15.26%        8.34%        7.66%
   Lipper Small Company Fund Index3                        5.41%       -21.35%        -16.68%      -21.21%        8.05%       11.24%
-------------------------------------------------- -------------- ------------- -------------- ------------ ------------ -----------
Fund F: UMB Scout7 WorldWide Fund (UMBWX)1 2              -1.11%       -13.27%          1.92%       -0.94%       12.37%          N.A
   MSCI EAFE Index3                                       -3.04%       -14.15%         -0.34%       -8.08%        5.51%        5.17%
   Lipper Global Fund Index3                               0.06%       -14.47%         -2.20%       -7.07%        9.72%       10.52%
-------------------------------------------------- -------------- ------------- -------------- ------------ ------------ -----------
Fund G: UMB Scout7 Capital Preservation Fund4             14.56%        -4.52%            N.A          N.A          N.A          N.A
   Goldman Sachs Commodity Index3                         10.22%        -4.44%        -21.90%      -32.55%        0.46%        2.45%
   Consumer Price Index3                                   0.12%         0.37%          1.43%        1.49%        2.43%        3.17%
   Producer Price Index - Finished3                        0.31%         0.15%         -0.61%       -0.91%        1.03%        1.82%
-------------------------------------------------- -------------- ------------- -------------- ------------ ------------ -----------

1 Option started 7/1/93; data prior to that date are for information only. UMB Scout Regional Fund 10-Year return includes performance prior to objective change on 8/16/93. UMB Scout WorldWide Fund average annual compound total return since inception on 9/14/93 is 12.32%.

2 Along with the potential for higher returns, international investments carry some additional risks from currency fluctuation, economic and political factors, as well as differences in accounting.

3  Unmanaged index of stocks, bonds, mutual funds or commodities.

4  Option started 3/31/98; fund inception date is 2/23/98.


The timing of purchases within the plan will have an impact on the investment option returns, and therefore the investment option returns will vary from published fund returns. Performance data contained in this report are for past periods only. Past performance is not predictive of future results. Investment return and share value will fluctuate and redemption value may be more or less than original cost.

Shares of the UMB Scout7 Funds and other investment funds are not deposits or obligations of, nor guaranteed by, UMB Bank, n.a., or any other banking institution; nor are they insured by the Federal Deposit Insurance Corporation ("FDIC"). These shares involve investment risks, including the possible loss of the principal invested.

The following is a description of each of the 401(k) Plan's investment funds:

BALANCED FUND (Pooled Equity/Pooled Debt)

The objective of this fund is long-term capital growth and income. The fund utilizes a balanced approach investing both in equities for growth and bonds for income. The fund seeks higher potential returns than a bond fund and potentially less volatility than stock funds. Asset allocation within the fund will be balanced (50% equity and 50% fixed income) unless economic fundamentals or market conditions necessitate a more liberal or conservative asset allocation. Investments generally are made in the UMB Pooled Equity and Pooled Debt funds.

POOLED INCOME FUND

The objective of this fund is current income consistent with security of principal and ready marketability. The fund may be invested in short term maturities of direct, or guaranteed obligations of the U.S. government or agencies thereof, debt securities of corporations, certificates of deposit (other than UMB) and money market instruments. Investments generally are made using the UMB Pooled Income Fund.

POOLED EQUITY FUND

The object of this fund is long-term capital growth with some income from dividends. The fund seeks appreciation through investment in securities that are undervalued by the marketplace. The fund invests primarily in U.S. common stocks having large to medium capitalizations. The fund is broadly diversified by industry and economic sector. Investments generally are made using the UMB Pooled Equity Fund.

POOLED DEBT FUND

The objective of this fund is high current income. The fund is invested primarily in investment grade fixed income securities with an intermediate term average maturity. The fund generally has less fluctuation of principal than long-term bond funds and provides higher potential income than short term bond funds having similar quality characteristics. The fund is invested in U.S. government, federal agency and corporate fixed income obligations. Investments generally are made using the UMB Pooled Debt Fund.



UMB SCOUT REGIONAL FUND (NOTE: Your election may not exceed 50%)

The object of this fund is capital growth. The fund seeks appreciation through investment in undervalued or rapidly growing small capitalization companies located in the eight state midwest area. The fund is broadly diversified by company and industry. While the fund primarily invests in companies with market capitalizations of one billion dollars or less, it may own some large capitalization companies. Investments generally are made using the UMB Scout Regional Fund.

UMB SCOUT WORLDWIDE FUND

The objective of this fund is long-term capital growth. The fund offers the opportunity to diversity by investing in established international companies. At least 75% of the fund assets will be invested in foreign companies with no more than 20% invested in any single foreign country. The fund is diversified by company, industry and country. Investment in the stocks of emerging countries will be minimal. Investments generally are made using the UMB Scout Worldwide Fund.

UMB SCOUT CAPITAL PRESERVATION FUND

The objective of this fund is long-term capital growth. The fund will invest in equity securities of companies whose business is related to the production and distribution of raw materials. Investments generally are made using the UMB Scout Capital Preservation Fund.

UMB FINANCIAL CORPORATION FUND

The objective of this fund is long-term capital growth. The fund invests primarily in Common Stock of the Company. This fund is not diversified as it invests primarily in the stock of a single corporation.

The Employer Stock Fund will consist of investments in Common Stock made on and after the completion of the Transfer. After the Transfer, the Employer Stock Fund Trustee will, to the extent practicable, use all amounts held by it in the Employer Stock Fund, including cash dividends paid on Common Stock held in the Employer Stock Fund, to purchase shares of Common Stock of the Company. All purchases will be made at prevailing market prices. Under certain circumstances, the Trustee may be required to limit the daily volume of shares purchased. Pending investment in Common Stock, assets held in the Employer Stock Fund may be placed in short-term investments.

A Participant's account will be adjusted to reflect changes in the value of shares of Common Stock resulting from stock dividends, stock splits and similar changes. Performance will be dependent upon a number of factors, including the financial condition and profitability of the Company and market conditions for the Common Stock generally.

INVESTMENT  IN THE  EMPLOYER  STOCK FUND MAY INVOLVE  CERTAIN  SPECIAL  RISKS IN
INVESTMENT IN COMMON STOCK OF THE COMPANY. FOR A DISCUSSION OF THESE RISKS FACTORS, SEE RISK FACTORS, PAGE 7 HEREOF. NEITHER THE COMPANY NOR THE 401(k) PLAN GUARANTEE THE PERFORMANCE OF THE EMPLOYER STOCK FUND (OR ANY OTHER 401(k) PLAN FUNDS) NOR ARE THE AMOUNTS IN THE EMPLOYER STOCK FUND OR ANY OF THE 401(k) PLAN FUNDS INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION.

Benefits Under the 401(k) Plan

Vesting. A Participant, at all times, has a fully vested, nonforfeitable interest in his or her salary deferral account under the 401(k) Plan. A Participant has a fully vested, nonforfeitable interest in his or her match and profit-sharing accounts after completion of five years of service with the Company.

Withdrawals and Distributions From the 401(k) Plan

Applicable federal law requires the 401(k) Plan to impose substantial restrictions on the right of a 401(k) Plan Participant to withdraw amounts held for his or her benefit under the 401(k) Plan prior to the Participant's termination of employment with the Company. A substantial federal tax penalty may also be imposed on withdrawals made prior to the Participant's attainment of age 59-1/2, regardless of whether such a withdrawal occurs during his or her employment with the Company or after termination of employment.

Withdrawals Prior to Termination of Employment. A Participant who has five or more years of participation may make a withdrawal from his or her salary deferred contribution accounts after age 59-1/2 for any reason. A Participant may make a withdrawal from his or her accounts prior to termination of employment before age 59-1/2 only in the event of financial hardship, subject to the hardship distribution rules under the 401(k) Plan. These requirements insure that Participants have a true financial need before a withdrawal may be made.

Distribution Upon Termination of Employment or Death. Distributions are generally available for the 401(k) Plan in the following forms: lump sum, single life annuity, joint and survivor annuity, period certain not extending beyond the life expectancy of the Participant, a period certain not extending beyond the joint life and last survivor of the Participant and his/her designated beneficiary, a monthly income payable for the lifetime of the Participant, with a monthly income thereafter to the Participant's spouse in (i) the same amount,
(ii) three-fourths (3/4), or (iii) two-thirds (2/3) or one-half (') of the amount paid to the Participant or a monthly income payable for the Participant's lifetime with sixty (60) monthly payments guaranteed.

See the Summary Plan Description previously provided to you for an explanation of when you may receive a distribution under the Plan.

Nonalienation of Benefits. Except with respect to income tax withholding and as provided with respect to a qualified domestic relations order (as defined in the Code), benefits payable under the 401(k) Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any rights to benefits payable under the 401(k) Plan shall be void.

Distribution in Kind

You may receive either Common Stock or the cash equivalent of the fair market value of the Common Stock credited to your account, with such value to be determined as of the monthly valuation date preceding distribution. Fractional shares will be distributed as cash.

Administration of the 401(k) Plan

The Benefits Administrative Committee with respect to the 401(k) Plan is the named fiduciary of the 401(k) Plan for purposes of Section 402 of ERISA. The 401(k) Plan Trustee is appointed by the Board of Directors of the Company to serve at its pleasure. UMB Bank, NA is the Trustee of the 401(k) Plan.

The Trustee receives and holds the contributions to the 401(k) Plan in trust and distributes the account balances to Participants and beneficiaries in accordance with the terms of the 401(k) Plan and the directions of the 401(k) Plan Administrator. The Trustee is responsible for investment of the assets of the Trust.

Reports to 401(k) Plan Participants

The Trustee will furnish to each Participant a statement quarterly showing (i) the balance in the Participant's accounts as of the end of that period, (ii) the amount of contributions allocated to such Participant's accounts for that period, and (iii) the adjustments to such Participant's accounts to reflect earnings or losses (if any).

401(k) Plan Administrator

Pursuant to the terms of the 401(k) Plan, the 401(k) Plan is administered by the plan administrator (the "401(k) Plan Administrator"). The Company is the 401(k) Plan Administrator and has designated James Rawlings as Chairman of the Administrative Committee for 401(k) Plan to supervise its responsibilities as such. The address and telephone number of the 401(k) Plan Administrator is 1010 Grand Boulevard, Kansas City, Missouri 64106 (816) 860-7000. The 401(k) Plan Administrator is responsible for the administration of the 401(k) Plan, interpretation of the provisions of the 401(k) Plan, prescribing procedures for filing applications for benefits, preparation and distribution of information explaining the 401(k) Plan, maintenance of 401(k) Plan records, books of account and all other data necessary for the proper administration of the 401(k) Plan, and preparation and filing of all returns and reports relating to the 401(k) Plan which are required to be filed with the U.S. Department of Labor and the IRS, and for all disclosures required to be made to Participants, beneficiaries, and others under Sections 104 and 105 of ERISA.

Amendment and Termination

The Company may terminate the 401(k) Plan at any time. If the 401(k) Plan is terminated in whole or in part, then regardless of other provisions in the 401(k) Plan, each employee affected by such termination shall have a fully vested interest in his or her accounts. The 401(k) Plan can also be modified by the Board of Directors of the Company at any time, provided that the amendment does not (i) vest or revest in any Participant any interest in the assets of the 401(k) Plan; (ii) make possible the diversion of any part of the funds of the 401(k) Plan for any purpose; (iii) reduce the amount credited to any Participant's account; (iv) change the Trustee's rights, duties, or responsibilities without the Trustee's consent; or (v) have the effect of reducing or eliminating any protected benefit described in Section 411(d)(6) of the Code. Written notice of each modification will be given to the Administrative Committee, the Company and to each Participant.

Merger, Consolidation or Transfer

In the event of the merger or consolidation of the 401(k) Plan with another plan, or the transfer of the assets to another plan, the 401(k) Plan requires that each Participant would (if either the 401(k) Plan or the other plan then terminated) receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit he or she would have been entitled to receive immediately before the merger, consolidation or transfer (if the 401(k) Plan had then terminated).

Federal Income Tax Consequences

The following is only a brief summary of certain federal income tax aspects of the 401(k) Plan which are of general application under the Code and is not intended to be a complete or definitive description of the federal income tax consequences of participating in or receiving distributions from the 401(k) Plan. The summary is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws. Participants are urged to consult their tax advisors with respect to any distribution from the 401(k) Plan and transactions involving the 401(k) Plan.

The 401(k) Plan is qualified under Section 401(a) and 401(k) of the Code and the related Trust is exempt from tax under Section 501(a) of the Code. A plan that is qualified under these sections of the Code is afforded special tax treatment which include the following: (1) the Company is allowed an immediate tax deduction for the amount contributed to the 401(k) Plan each year; (2) Participants pay no current income tax on amounts contributed by the Company on their behalf; and (3) Earnings of the 401(k) Plan are tax-exempt thereby permitting the tax-free accumulation of income and gains on investments. The 401(k) Plan will be administered to comply in operation with the requirements of the Code as of the applicable effective date of any change in the law. The Company expects to timely adopt any amendments to the 401(k) Plan that may be necessary to maintain the qualified status of the 401(k) Plan under the Code.

Assuming  that  the  401(k)  Plan  is   administered   in  accordance  with  the
requirements of the Code, participation in the 401(k) Plan under existing federal income tax laws will have the following effects:

(a) Amounts contributed to a Participant's account and the investment earnings on the account are not includable in a Participant's federal taxable income until such contributions or earnings are actually distributed or withdrawn from the 401(k) Plan. Special tax treatment may apply to the taxable portion of any distribution that includes Common Stock or qualifies as a Lump Sum Distribution (as described below).

(b) Income earned on assets held by the Trust will not be taxable to the Trust.

Lump Sum Distribution. A distribution from the 401(k) Plan to a Participant or the beneficiary of a Participant will qualify as a lump sum distribution ("Lump Sum Distribution") if it is made: (i) within one taxable year of the Participant or beneficiary; (ii) on account of the Participant's death, disability or separation from service, or after the Participant attains age 59- '; and (ii) consists of the balance to the credit of the Participant under this 401(k) Plan and all other profit sharing plans, if any, maintained by the Company. The portion of any Lump Sum Distribution that is required to be included in the Participant's or beneficiary's taxable income for federal income tax purposes (the "total taxable amount") consists of the entire amount of such Lump Sum Distribution less the amount of after-tax contributions, if any, made by the Participant.

Averaging Rules. The portion of the total taxable amount of a Lump Sum Distribution that is attributable to participation after 1973 in the 401(k) Plan or in any other profit-sharing plan maintained by the Company (the "ordinary income portion") will be taxable generally as ordinary income for federal income tax purposes. However, a Participant who has completed at least five years of participation in the 401(k) Plan before the taxable year in which the distribution is made, or a beneficiary who receives a Lump Sum Distribution on account of the Participant's death (regardless of the period of the Participant's participation in the 401(k) Plan or any other profit-sharing plan maintained by the Company), may elect to have the ordinary income portion of such Lump Sum Distribution taxed according to a special averaging rule ("five-year averaging"). The election of the special averaging rules may apply only to one Lump Sum Distribution received by the Participant or beneficiary, provided such amount is received on or after the Participant turns 59-1/2 and the recipient elects to have any other Lump Sum Distribution from a qualified plan received in the same taxable year taxed under the special averaging rule. Under a special grandfather rule, individuals born before January 1, 1936, may elect to have their Lump Sum Distribution taxed under either the five-year averaging rule or under the prior law ten-year averaging rule. The ability to utilize five-year averaging ends in 1999.

Common Stock Included in Lump Sum Distribution. If a Lump Sum Distribution includes Common Stock, the distribution generally will be taxed in the manner described above, except that the total taxable amount will be reduced by the amount of any net unrealized appreciation with respect to such Common Stock, i.e., the excess of the value of such Common Stock at the time of the distribution over its cost to the 401(k) Plan. The tax basis of such Common Stock to the Participant or beneficiary for purposes of computing gain or loss on its subsequent sale will be the value of the Common Stock at the time of distribution less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of such Common Stock, to the extent of the amount of net unrealized appreciation at the time of distribution, will be considered long-term capital gain regardless of the holding period of such Common Stock. Any gain on a subsequent or other taxable disposition of the Common Stock in excess of the amount of net unrealized appreciation at the time of distribution will be considered either short-term capital gain or long-term capital gain depending upon the length of the holding period of the Common Stock. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of such distribution to the extent allowed by the regulations to be issued by the IRS.

Contribution to Another Qualified Plan or to an IRA. A Participant may defer federal income taxation of all or any portion of the total taxable amount of a Lump Sum Distribution (including the proceeds from the sale of any Common Stock included in the Lump Sum Distribution) to the extent that such amount, or a portion thereof, is contributed, within 60 days after the date of its receipt by the Participant, to another qualified plan or to an individual retirement account ("IRA"). If less than the total taxable amount of a Lump Sum Distribution is contributed to another qualified plan or to an IRA within the applicable 60-day period, the amount not so contributed must be included in the Participant's income for federal income tax purposes and will not be eligible for the special averaging rules or for capital gains treatment. Additionally, a Participant may defer the federal income taxation of any portion of an amount distributed from the 401(k) Plan on account of the Participant's disability or separation from service, generally, if the amount is distributed within one taxable year of the Participant, and such amount is contributed, within 60 days after the date of its receipt by the Participant, to an IRA.

Participants have the right to elect to have the Trustee transfer all or any portion of an "eligible rollover distribution" directly to another plan qualified under Section 401(a) of the Code or to an IRA. If the Participant does not elect to have an "eligible rollover distribution" transferred directly to another qualified plan or to an IRA, the distribution will be subject to a mandatory federal withholding tax equal to 20% of the taxable distribution. An "eligible rollover distribution" means any amount distributed from the 401(k) Plan except: (1) a distribution that is (a) one of a series of substantially equal periodic payments made (not less frequently than annually ) over the Participant's life or the joint life of the Participant and the Participant's designated beneficiary, or (b) for a specified period of ten years or more; (2) any amount that is required to be distributed under the minimum distribution rules; and (3) any other distributions excepted under applicable federal law.

The beneficiary of a Participant who is the Participant's surviving spouse also may defer federal income taxation of all or any portion of a distribution from the 401(k) Plan to the extent that such amount, or a portion thereof, is contributed within 60 days after the date of its receipt by the surviving spouse, to an IRA. If all or any portion of the total taxable amount of a Lump Sum Distribution is contributed by the surviving spouse of a Participant to an IRA within the applicable 60-day period, any subsequent distribution from the IRA will not be eligible for the special averaging rules or for capital gains treatment. Any amount received by the Participant's surviving spouse that is not contributed to another qualified plan or to an IRA within the applicable 60-day period, and any amount received by a nonspouse beneficiary will be included in such beneficiary's income for federal tax purposes in the year in which it is received.

Additional Tax on Early Distributions. A Participant who receives a distribution from the 401(k) Plan prior to attaining age 59' will be subject to an additional income tax equal to 10% of the taxable amount of the distribution. The 10% additional income tax will not apply, however, to the extent the distribution is rolled over into an IRA or another qualified plan or the distribution is (i) made to a beneficiary (or to the estate or a Participant) on or after the death of the Participant, (ii) attributable to the Participant's being disabled within the meaning of Section 72(m)(7) of the Code, (iii) part of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Participant or the joint lives (or joint life expectancies) of the Participant and his beneficiary, (iv) made to the Participant after separation from service on account of early retirement under the 401(k) Plan after attainment of age 55, (v) made to pay medical expenses to the extent deductible for federal income tax purposes, (vi) payments made to an alternate payee pursuant to a qualified domestic relations order, or
(vii) made to effect the distribution of excess contributions or excess deferrals.

ERISA and Other Qualifications

As noted above, the 401(k) Plan is subject to certain provisions of the ERISA and has received a favorable determination that it is qualified under Section 401(a) of the Code.

The foregoing is only a brief summary of certain federal income tax aspects of the 401(k) Plan which are of general application under the Code and is not intended to be a complete or definitive description of the federal income tax consequences of participating in or receiving distributions from the 401(k) Plan. Accordingly, each Participant is urged to consult a tax advisor concerning the federal, state and local tax consequences of participating in and receiving distributions from the 401(k) Plan.

SEC Reporting and Short-Swing Profit Liability

Section 16 of the 1934 Act imposes reporting and liability requirements on officers, directors, and persons beneficially owning more than 10% of the equity securities (such as the Common Stock) of public companies. Section 16(a) of the 1934 Act requires the filing of reports of beneficial ownership. Within 10 days of becoming a person subject to the reporting requirements of Section 16(a), a Form 3 reporting initial beneficial ownership must be filed with the Securities and Exchange Commission ("SEC"). Certain changes in beneficial ownership, such as purchases, sales and gifts must be reported periodically, either on a Form 4 within 10 days after the end of the month in which a change occurs, or annually on a Form 5 within 45 days after the close of the Company's fiscal year. Certain discretionary transactions in and beneficial ownership of the Common Stock through the Employer Stock Fund of the 401(k) Plan by officers, directors and persons beneficially owning more than 10% of the Common Stock must be reported to the SEC by such individuals.

In addition to the reporting requirements described above, Section 16(b) of the 1934 Act provides for the recovery by the Company of profits realized by an officer, director or any person beneficially owning more than 10% of the Common Stock ("Section 16(b) Persons") resulting from non-exempt purchases and sales of the Common Stock within any six-month period.

The SEC has adopted rules that provide exemption from the profit recovery provisions of Section 16(b) for Participant-directed employer security transactions within an employee benefit plan, such as the 401(k) Plan, provided certain requirements are met. These requirements generally involve restrictions upon the timing of elections to acquire or dispose of employer securities for the accounts of Section 16(b) persons.

Except for distributions of Common Stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, under the 401(k) Plan, Section 16(b) Persons are required to hold shares of Common Stock distributed from the 401(k) Plan for six months following such distribution and are prohibited from directing additional purchases of units within the Employer Stock Fund for six months after receiving such a distribution.

Financial Information Regarding 401(k) Plan Assets

Financial statements representing the net assets available for 401(k) Plan benefits at December 31, 1997 are attached to this Prospectus Supplement.

Additional Information

If you have questions or need additional copies of Prospectus documents, please contact the Company's Human Resource Department in Kansas City, Missouri.